UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 27, 2009

SCIENTIFIC GAMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

0-13063

(Commission File Number)

Delaware	81-0422894
(State or other Jurisdiction	(IRS Employer
of Incorporation)	Identification Number)

750 Lexington Avenue, New York, New York 10022

(Address of Principal Executive Offices)

(Zip Code)

(212) 754-2233

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.              Entry into a Material Definitive Agreement.

On March 27, 2009, Scientific Games Corporation (the “Company”) and its wholly owned subsidiary, Scientific Games International, Inc. (“SGI”), entered into an amendment (the “Amendment”) to the credit agreement, dated as of June 9, 2008 (the “Credit Agreement”), among SGI, as borrower, the Company, as guarantor, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (as so amended, the “Credit Agreement”).  The Amendment went effective on March 30, 2009 (the “Effective Date”).  The purpose of the Amendment is to provide the Company with additional operating and financing flexibility.  The Company has been, and is, in compliance with the covenants set forth in the Credit Agreement.

Under the Amendment, (i) up to approximately $18.8 million in certain charges incurred and reserves created in the fourth quarter of 2008, (ii) up to $15.0 million of certain charges that may be incurred during the 12-month period commencing on March 1, 2009, including charges in connection with cost-reduction initiatives, and (iii) certain costs and fees incurred in connection with the Amendment, will be added back to “Consolidated EBITDA” for purposes of calculating the “Consolidated Leverage Ratio” and the “Consolidated Senior Debt Ratio” (as such terms are defined under the Credit Agreement).

In addition, for purposes of determining the Consolidated Leverage Ratio and the Consolidated Senior Debt Ratio as of any date prior to the earliest date on which any of the holders of convertible debentures may require the Company to repurchase their convertible debentures (currently June 1, 2010) (the “Convertible Debentures Repurchase Date”) neither (i) the earn-out payable with respect to the Company’s acquisition of Global Draw nor (ii) the principal amount of any unsecured promissory notes that may be issued in order to defer payment of up to the equivalent of $60.0 million of such earn-out (provided that, among other terms of such promissory notes, no principal payment thereon is required prior to September 30, 2010), will be included as “Indebtedness” in the calculation of “Consolidated Total Debt” (as such terms are defined in the Credit Agreement).

If any promissory notes are issued to defer payment of the Global Draw earn-out, then the revolving credit facility and the term loan facility under the Credit Agreement will mature (if earlier than the date that would otherwise apply under the terms of the Credit Agreement) on the date that is three months prior to the earliest date that any principal payment is required in respect of such promissory notes unless on such date no such promissory notes remain outstanding or the sum of the aggregate available revolving commitments under the Credit Agreement plus unrestricted cash and cash equivalents of SGI and the guarantors under the Credit Agreement is not less than $50.0 million in excess of the amount required to repay in full such outstanding promissory notes.

Under the Amendment, for purposes of determining the Consolidated Leverage Ratio as of any date of determination prior to the earlier of the Convertible Debentures Repurchase Date and the date the convertible debentures are redeemed in full, unrestricted cash and cash equivalents of SGI and the guarantors up to the “Debenture Reserve Amount” at such determination date will be netted against the then outstanding principal amount of the convertible debentures (and Consolidated Total Debt will be thereby reduced to the extent of such netting).  The “Debenture Reserve Amount” is an amount equal to the net cash proceeds received by SGI or the guarantors after the date of the Amendment and prior to the Convertible Debentures Repurchase Date from (i) the issuance by the Company of shares of its capital stock (other than disqualified stock), or the issuance of “Permitted Additional Senior Indebtedness” or “Permitted Additional Subordinated Debt,” or Indebtedness under the “Incremental Facilities” (as such terms are defined in the Credit Agreement), and (ii) any “Asset Sales” (as defined in the Credit Agreement) (up to an aggregate of $125.0 million of net cash proceeds) with respect to which a reinvestment notice is timely given (provided that the Debenture Reserve Amount will (A) not exceed the outstanding principal amount of the convertible debentures, (B) be reduced to zero on the Convertible Debentures Repurchase Date and (C) to the extent the Debenture Reserve Amount is increased as a result of Assets Sales, will be decreased if and to the extent that term loans under the Credit Agreement are prepaid in lieu of reinvesting the net cash proceeds therefrom pursuant to a reinvestment notice).

The Amendment will increase each of the interest rates set forth in the pricing grid in the Credit Agreement by 0.25% such that, depending upon the Consolidated Leverage Ratio, the interest rate will vary from 2.00% to 3.00% above LIBOR for eurocurrency loans, and 1.00% to 2.00% above the higher of (i) the prime rate or (ii) the Federal Funds Effective Rate plus 0.50% for base rate loans.  Notwithstanding the foregoing, from the Effective Date until the date the compliance certificate for the third fiscal quarter of 2009 is delivered pursuant to the Credit Agreement, the applicable margin for eurocurrency loans will be deemed to be 3.00% and the applicable margin for base rate loans will be deemed to be 2.00%.

In connection with the Amendment, SGI agreed to pay an aggregate of approximately $2.8 million in fees to consenting lenders and the administrative agent.

The foregoing does not constitute a complete summary of the terms of the Amendment, which is attached hereto as Exhibit 10.1.  The description of the terms of the Amendment is qualified in its entirety by reference to such exhibit.

Section 2 – Financial Information

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Section 5 - Corporate Governance and Management

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation Agreement with DeWayne E. Laird

On March 27, 2009, the Company entered into a Separation Agreement (the “Separation Agreement”) with DeWayne E. Laird, Vice President and Chief Financial Officer of the Company, which modifies the terms of Mr. Laird’s employment agreement with the Company dated as of November 1, 2002, as amended (the “Employment Agreement”).  Under the terms of the Separation Agreement, Mr. Laird ceased serving as Chief Financial Officer as of March 31, 2009.  Mr. Laird’s employment with the Company will terminate on June 26, 2009 (the “Separation Date”).

Until the Separation Date, Mr. Laird will provide transition assistance to the Company and the Company’s new Chief Financial Officer and will perform such other duties requested by the Company.

Following the Separation Date, Mr. Laird will receive, among other things, $438,960 representing a pro rata bonus for 2009 and $350,000 representing a special separation payment.  In addition, Mr. Laird will receive a payment representing the value of Mr. Laird’s accrued benefit under the Company’s Frozen Supplemental Executive Retirement Plan.  If Mr. Laird elects to continue medical coverage under the Company’s group health plan in accordance with COBRA following his separation, the Company will provide 65% of the monthly premiums for nine (9) months.  Except for the performance-conditioned restricted stock units awarded to Mr. Laird in February 2009 (the vesting of which is conditioned on the determination by the Company’s Compensation Committee in 2010 that the applicable performance condition has been satisfied), all unvested stock options and restricted stock units held by Mr. Laird will vest as of the Separation Date (such options to be exercisable for 90 days following the Separation Date or until their earlier expiration in accordance with their terms).

The Separation Agreement also provides for the continuation of, among other things, covenants under the Employment Agreement imposing on Mr. Laird certain obligations with respect to confidentiality and proprietary information and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 24 months after his separation.  The Separation Agreement also contains a mutual release of certain claims as specified therein.

Employment Agreement with Jeff Lipkin

On March 2, 2009, the Company entered into an employment agreement with Jeff Lipkin.  Under the terms of the employment agreement, Mr. Lipkin will become Vice President and Chief Financial Officer of the Company (succeeding Mr. Laird) upon commencement of his employment on April 1, 2009.

Since 2003, Mr. Lipkin, 38, has worked in the Media & Telecom group within the Investment Banking division of Credit Suisse, where he most recently served as a Managing Director.  Prior to Credit Suisse, Mr. Lipkin spent five years in the Investment Banking division of Merrill Lynch & Co. and spent four years as an auditor with Coopers & Lybrand L.L.P.  Mr. Lipkin has a Bachelors of Science degree in accounting from Syracuse University and a Master of Business Administration degree in finance and entrepreneurial management from The Wharton School of the University of Pennsylvania.  Mr. Lipkin is a certified public accountant.

The term of Mr. Lipkin’s employment agreement will expire on February 29, 2012, subject to extension for an additional year at the end of the term and each anniversary thereof unless notice of non-renewal is given at least 90 days prior to the scheduled expiration date.

Under the agreement, Mr. Lipkin will receive an annual base salary of $400,000 (pro rated for 2009).  Mr. Lipkin will also have the opportunity to earn up to 67% of his base salary as incentive compensation upon achievement of target level performance goals for a given year and the opportunity to earn up to 133% of his base salary upon achievement of maximum performance goals for a given year, provided that he will receive a minimum of $268,000 for 2009.

Mr. Lipkin will receive a cash sign-on award of $385,000 and sign-on equity awards consisting of (i) 30,000 stock options (with an exercise price based on the average of the high and low trading price on April 1, 2009) and a ten-year term) and (ii) 40,000 restricted stock units, which awards have a five-year vesting schedule (one-fifth vesting on each of the first five anniversaries of the grant date).  In addition, beginning in 2010, Mr. Lipkin will be entitled to receive annual equity awards in the discretion of the Compensation Committee in accordance with the Company’s applicable plans and programs for similarly situated executives of the Company, provided that he will receive equity awards in 2010 with an aggregate value of not less than 95% of his annual base salary.

If Mr. Lipkin’s employment is terminated by the Company without “cause” or by Mr. Lipkin for “good reason” (as such terms are defined in the agreement), then he would be entitled to receive, among other things: (i) a pro rata portion of the bonus (if any) for the then-current fiscal year that would have been payable to Mr. Lipkin had he remained employed during the entire year; (ii) an amount equal to two (2) times the sum of his base salary and “severance bonus amount” (i.e., an amount equal to the highest annual incentive compensation paid to Mr. Lipkin in respect of the two (2) most recent fiscal years but not more than his target bonus for the then-current fiscal year), provided that, if such termination occurs on or after March 1, 2012, such amount will be the sum of his base salary and severance bonus amount; (iii) full vesting of his equity awards; and (iv) reimbursement of monthly COBRA premiums for up to 12 months if Mr. Lipkin elects to continue medical coverage under the

Company’s group health plan in accordance with COBRA.  If Mr. Lipkin’s employment is terminated by the Company without cause or by him for good reason in connection with a “change in control” (as such term is defined in the agreement), he would be entitled to receive the benefits described in the preceding sentence, except that if such termination occurs on or after March 1, 2012, the amount referred to in clause (ii) above will be two (2) times the sum of his base salary and severance bonus amount.

In the event of Mr. Lipkin’s death, his beneficiary or estate would be entitled to receive, among other things, a lump sum payment equal to his base salary.  In the event Mr. Lipkin is terminated by reason of “total disability” (as such term is defined in the agreement), he would be entitled to receive, among other things: (i) a pro rata portion of his bonus (if any) for the then-current fiscal year that would have been payable to Mr. Lipkin had he remained employed during the entire year; (ii) an amount equal to the sum of his base salary and severance bonus amount; and (iii) reimbursement of monthly COBRA premiums for up to 12 months if Mr. Lipkin elects to continue medical coverage under the Company’s group health plan in accordance with COBRA.  In the event the agreement expires on March 1, 2012 or any subsequent anniversary thereof by virtue of the Company providing timely notice of non-renewal of the agreement, Mr. Lipkin would be entitled to receive, among other things: (i) an amount equal to the sum of his base salary and severance bonus amount; and (ii) full vesting of his equity awards, which in the case of options would remain exercisable until the earlier of their scheduled expiration dates or three (3) months following the expiration date of the employment agreement.

Mr. Lipkin’s employment agreement also contains, among other things, covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 18 months after termination.

The foregoing does not constitute a complete summary of the terms of the Separation Agreement or the Employment Agreement, which are attached hereto as Exhibit 10.2 and Exhibit 10.3, respectively.  The descriptions of the terms of the Separation Agreement and the Employment Agreement are qualified in their entirety by reference to such exhibits.

Section 9 - Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1

Amendment, dated as of March 27, 2009, among SGI, as borrower, the Company, as guarantor, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, which amended the Credit Agreement, dated as of June 9, 2008, among such parties.

10.2	Separation Agreement dated as of March 27, 2009 by and between the Company and DeWayne E. Laird.

10.3	Employment Agreement dated as of March 2, 2009 (effective April 1, 2009) by and between the Company and Jeff Lipkin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Ira H. Raphaelson
	Name:	Ira H. Raphaelson
	Title:	Vice President, General Counsel and Secretary

Date:  April 1, 2009

Exhibit Index

Exhibit No.	Description

10.1

Amendment, dated as of March 27, 2009, among SGI, as borrower, the Company, as guarantor, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, which amended the Credit Agreement, dated as of June 9, 2008, among such parties.

10.2	Separation Agreement dated as of March 27, 2009 by and between the Company and DeWayne E. Laird.

10.3	Employment Agreement dated as of March 2, 2009 (effective April 1, 2009) by and between the Company and Jeff Lipkin.